Exhibit 99.1

A Novel Oral Testosterone Therapy (TLANDO) Safely Restores Testosterone To Eugonadal Levels With Fixed Dose Treatment

Author Block: Anthony DelConte, MD1, Mahesh V. Patel, PhD2, Kongnara Papangkorn, PhD2, Nachiappan Chidambaram, PhD2, Benjamin J. Bruno, PharmD, PhD2, Kilyoung Kim, PhD2, Joel Frank, BS2, Mohit Khera, MD, MBA, MPH3, Martin Miner, MD4, Jed Kaminetsky, MD5, Linda Vignozzi, MD6, Irwin Goldstein, MD7.

1Saint Joseph's University, Philadelphia, PA, USA, 2Lipocine Inc, Salt Lake City, UT, USA, 3Baylor College of Medicine Medical Center, Houston, UT, USA, 4Men's Health Center The Miriam Hotel, Providence, RI, USA, 5NYU Langone, New York, NY, USA, 6University of Florence, Florence, Italy, 7San Diego Sexual Medicine, San Diego, CA, USA.

ABSTRACT:

Most testosterone (T) replacement therapy (TRT) products have relied on dose titration to achieve eugonadal levels. However, dose titration in clinical practice can be time-consuming, expensive, and subject to errors. TLANDO (LPCN 1021) is a novel oral testosterone undecanoate (TU) product absorbed via the intestinal lymphatic pathway. A previous clinical study (NCT02081300) suggested that titration with TLANDO has little to no impact to improve PK profiles. The objective of this study was to assess whether fixed dose of TLANDO can restore testosterone to eugonadal levels. A 24 day, open-label, single-arm, multicenter study with TLANDO in hypogonadal men (NCT03242590) was conducted. Subjects (N=95) received 225 mg testosterone undecanoate orally twice a day (i.e., 30 minutes after morning and evening meals) for 24 days. On Day 24, blood samples were collected over a 24 hour period. The primary endpoint was the percentage of TLANDO-treated subjects who achieved a 24-hour average serum T concentration within the eugonadal range of 300 to 1080 ng/dL after 24 days of treatment. Mean peak serum T concentration was calculated based on daily TLANDO administration at Day 24. Key safety endpoints included incidence of adverse events (AEs), physical examination results, clinical laboratory test results, and changes in HCT, lipids, and PSA. Treatment compliance was calculated as a percentage of the amount of study drug used divided by the amount of study drug expected to be used. 94 subjects completed the study with mean age of 56.0 years, mean BMI 32.8 kg/m2, and baseline T level 202 ± 75 ng/dL. 80% of subjects achieved a 24-hour average serum T concentration within the normal range at Day 24. The lower and upper bounds of the 95% confidence interval was 72% and 88% respectively. Following daily administration of TLANDO at Day 24, the mean peak serum T concentration was 1178 ± 484 ng/dL. The incidence of treatment emergent adverse events (TEAEs) was 21%. The most frequently reported TEAEs were blood prolactin increase (6.3%), weight increase (2.1%), headache (2.1%), and musculoskeletal pain (2.1%). No deaths were reported during the study. Increase in hematocrit (0.9%) and PSA (0.2 μg/L) was observed. Decrease in lipids was observed (-6.9 mg/dL for HDL, -1.5 mg/dL for LDL, -8.9 mg/dL for triglycerides, and -10.6 mg/dL for total cholesterol). Overall mean treatment compliance was 99.7 ± 4.9%. In conclusion, a twice-daily, fixed-dose of TLANDO (450 mg TU total daily dose) successfully achieved target serum T level and achieved a safety profile consistent with that of other approved TRT products.